EXHIBIT 10.1

AMENDMENT No. 7 TO EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment No. 7 to the Executive Employment Agreement (“Amendment No. 7”) is entered into as of July 12, 2019 and shall be effective as of July 12, 2019 (the “Effective Date”) by and between PetMed Express, Inc. (“PetMed” or the “Company”) and Menderes Akdag (the “Executive”).

WHEREAS, PetMed and the Executive entered into an Executive Employment Agreement dated March 16, 2001 (“Executive Employment Agreement”), which was subsequently amended by Amendment No. 1 to Executive Employment Agreement on March 16, 2004, Amendment No. 2 to the Executive Employment Agreement on February 27, 2007 with an effective date of March 16, 2007, Amendment No. 3 to the Executive Employment Agreement on February 8, 2010 with an effective date of March 16, 2010, Amendment No. 4 to the Executive Employment Agreement on January 25, 2013 with an effective date of March 16, 2013, Amendment No. 5 to the Executive Employment Agreement on January 29, 2016 with an effective date of March 16, 2016, Amendment No. 5a to the Executive Employment Agreement on March 15, 2019 with an effective date of March 16, 2019, and Amendment No. 6 to the Executive Employment Agreement on May 13, 2019 with an effective date of May 13, 2019 (collectively with the Executive Employment Agreement shall be referred to as the “Agreement”), and PetMed and the Executive wish to further amend the Agreement.

NOW, THEREFORE, it is hereby agreed as follows:

Section 6(g)(1) shall be deleted and replaced with the following:

In the event that a Change in Control (as hereinafter defined) of the Company shall occur at any time, the Executive shall have the right to terminate the Executive’s employment for “Good Reason,” as hereinafter defined, under this Agreement upon thirty (30) days written notice given at any time within one (1) year after the occurrence of such event, and upon such termination of the Executive’s employment with the Company pursuant to this Section 6g(1), the Executive shall be entitled to a one-time payment of two times his salary as of the date of such termination.

“Good Reason” shall mean  (A) a significant change in the nature or scope of the authorities, powers, functions, duties or responsibilities attached to Executive's position as described in Section 3; or (B) a material breach of the Agreement by the Company; or (C) a material reduction of the Executive's benefits under any employee benefit plan, program or arrangement (for Executive individually or as part of a group) of the Company as then in effect or as in effect on the Effective Date of the Agreement, which reduction shall not be effectuated for similarly situated employees of the Company; or (D) failure by a successor company to assume the obligations under the Agreement; or (E) a change in the Executive's principal office to a location outside Palm Beach or Broward County, Florida.

Except as expressly provided in this Amendment No. 7, all other terms, conditions and provisions of the Agreement shall continue in full force and effect as provided therein.

Page 1 of 2 of Exhibit 10.1

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment No. 7 as of the date set forth in the first paragraph above.

PetMed Express, Inc.

By:	/s/ Robert C. Schweitzer
Robert C. Schweitzer
Chairman of the Board

Executive

/s/ Menderes Akdag
Menderes Akdag

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